Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 to be filed on or about July 8, 2024 of our audit report dated December 14, 2023, with respect to the consolidated balance sheets of Novo Integrated Sciences, Inc. as of August 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended August 31, 2023.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

July 8, 2024